Filed Pursuant to Rule 433

Registration No. 333-191209

March 18, 2014

PRICING TERM SHEET

4.000% Notes due 2019

Issuer:	Hungary

Format:	SEC Registered

Security:	4.000% Notes due 2019

Size:	US$ 1,000,000,000

Maturity Date:	March 25, 2019

Coupon:	4.000%

Interest Payment Dates:	Semi-annual on March 25 and September 25 in each year, commencing September 25, 2014

Day Count Convention:	ISMA – 30/360

Price to Public:	99.356%

Benchmark Treasury:	UST 1.500% due February 28, 2019

Benchmark Treasury Yield:	1.544%

Spread to Benchmark Treasury:	+ 260 bps

Yield:	4.144%

Expected Settlement Date (T+5):	March 25, 2014

CUSIP:	445545 AK2

ISIN:	US445545AK21

Anticipated Ratings:	Ba1 by Moody’s Investors Service, Inc.
BB by Standard & Poor’s Ratings Services
BB+ by Fitch Ratings, Ltd.

Joint Book-Running Managers:	BNP Paribas
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
J.P. Morgan Securities plc

Form:

The Notes will be book-entry securities in fully registered form, without coupons, registered in the name of Cede & Co., as nominee of DTC, in minimum denominations of US$2,000 and integral multiples thereof.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas at +1 (800) 854-5674, Citigroup Global Markets Inc. at +1 (800) 831-9146, Deutsche Bank Securities Inc. at +1 (800) 503-4611 or J.P. Morgan Securities plc at +44 (0) 20 7134 2468.